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                                                           EXHIBIT 99.B9(a)(xiv)


                            ADMINISTRATION AGREEMENT

                           for various portfolios of

                             STAGECOACH FUNDS, INC.
                               111 Center Street
                          Little Rock, Arkansas  72201


                                                               September 6, 1996


Stephens Inc.
111 Center Street
Little Rock, Arkansas  72201

Dear Sirs:

          This will confirm the agreement between the undersigned (the "Company"), on behalf of the Company's portfolios listed on Schedule 1 hereto as such Schedule may be revised from time to time (each, a "Fund" and collectively, the "Funds"), and Stephens Inc. (the "Administrator") as follows:

          1. The Company is a registered open-end management investment company currently consisting of a number of investment portfolios, but which may from time to time consist of a greater or lesser number of investment portfolios. The Company proposes to engage in the business of investing and reinvesting the assets of a Fund in the manner and in accordance with the investment objective and restrictions specified in the Company's currently effective Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Company under the Investment Company Act of 1940 (the "Act") and the Securities Act of 1933. Copies of the Registration Statement have been furnished to the Administrator. Any amendments to the Registration Statement shall be furnished to the Administrator promptly.

          2. The Company is engaging the Administrator to provide the administrative services specified elsewhere in this agreement, subject to the overall supervision of the Board of Directors of the Company. Pursuant to an advisory contract between the Company and Wells Fargo Bank, N.A. (the "Adviser"), on behalf of the Funds, the Company has engaged the Adviser to manage the investing and reinvesting of the assets of the Funds and to provide advisory services.

          3. The Administrator shall, at its expense, provide the following administrative services in connection with the operations of the Company and the Funds: (a) furnishing office space and certain facilities required for conducting the business of the Funds; (b) general supervision of the operation of each Fund, including coordination of the





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services performed by the Company's investment adviser, if any, transfer and dividend disbursing agent, shareholder servicing agents, custodians, independent auditors and legal counsel; regulatory compliance, including the compilation of information for documents such as reports to, and filings with, the Securities and Exchange Commission and state securities commissions; and preparation of proxy statements and shareholder reports for the Company; (c) the compensation of the Company's directors, officers and employees who are affiliated with the Administrator; (d) general supervision relating to the compilation of data required for the preparation of periodic reports on the performance of its obligations under this agreement and statements of the Funds that are distributed to the Company's officers and Board of Directors and the preparation of such additional reports and information as the Company's Board of Directors or officers shall reasonably request; and (e) all other administrative services reasonably necessary for the operation of the Funds, other than those services that are to be provided by the Company's shareholder servicing agents and transfer and dividend disbursing agent.

          4. Except as provided in each of the advisory contracts and shareholder servicing and administration agreements on behalf of the Company's Funds, each Fund of the Company shall bear all costs of its operations, including its pro-rata portion of the compensation of the Company's directors who are not affiliated with any investment adviser of the Company's Funds, the Administrator or any of their affiliates; any advisory shareholder servicing and administration fees; governmental fees; interest charges; taxes; fees and expenses of its independent auditors, legal counsel, transfer agent and dividend disbursing agent (except to the extent that such fees and expenses are identified as expenses applicable to a specific class of a Fund ("Class Expenses")); expenses of redeeming shares; expenses of preparing and printing prospectuses (except the expense of printing and mailing prospectuses used for promotional purposes, unless otherwise payable pursuant to a Rule 12b-1 Plan), shareholders' reports, notices, proxy statements and reports to regulatory agencies; travel expenses of directors, officers and employees; office supplies; insurance premiums and certain expenses relating to insurance coverage; trade association membership dues; brokerage and other expenses connected with the execution of portfolio securities transactions; fees and expenses of any custodian, including those for keeping books and accounts and calculating the net asset value per share of the Funds; expenses of shareholders' meetings; expenses relating to the issuance, registration and qualification of shares of the Funds; pricing services, if any; organizational expenses; and any extraordinary expenses; except that Class Expenses, such as payments for distribution-related expenses pursuant to any Rule 12b-1 Plan, (i.e., a plan of distribution of the Company adopted on behalf of any of the Funds pursuant to Rule 12b-1 under the Act), or a servicing plan and other such expenses as determined in accordance with the Company's Rule 18f-3 Plan, shall be borne by the applicable class of a Fund. Expenses attributable to one or more, but not all, of the Funds are charged against the assets of the relevant Funds. General expenses of the Company are allocated among the Funds in a manner proportionate to the net assets of each Fund, on a transactional basis or on such other basis as the Board of Directors deems equitable.





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          5.     The Administrator shall give the Company and its Funds the benefit of the Administrator's best judgment and efforts in rendering services under this agreement. As an inducement to the Administrator's undertaking to render these services, the Company agrees that the Administrator shall not be liable under this agreement for any mistake in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this agreement shall be deemed to protect or purport to protect the Administrator against any liability to the Company or its shareholders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator's duties under this agreement or by reason of reckless disregard of its obligations and duties hereunder.

          6. In consideration of the services to be rendered by the Administrator under this agreement, the Company shall pay the Administrator a monthly fee on the first business day of each month, at the annual rate of 0.05% of the average daily value (as determined on each business day at the time set forth in the Registration Statement for determining net asset value per share) of each Fund's net assets during the preceding month, or as otherwise indicated on Schedule 1. If the fee payable to the Administrator pursuant to this paragraph 6 begins to accrue after the beginning of any month or if this agreement terminates before the end of any month, the fee for the period from the effective date to the end of that month or from the beginning of that month to the termination date, respectively, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of a Fund's net assets shall be computed in the manner specified in the Company's Registration Statement and the Company's Articles of Incorporation for the computation of the value of a Fund's net assets in connection with the determination of the net asset value of Fund shares. For purposes of this agreement, a "business day" is defined in the manner specified in the Company's Registration Statement .

          7. If in any fiscal year the total expenses as incurred by, or allocated to, a Fund excluding taxes, interest, brokerage commissions and other portfolio transaction expenses, other expenditures that are capitalized in accordance with generally accepted accounting principles, extraordinary expenses and amounts accrued or paid under a Rule 12b-1 Plan of a Fund or class, but including the fees provided for in paragraph 6 and those provided for pursuant to any investment advisory contract of a Fund ("includable expenses"), exceed the most restrictive expense limitation applicable to each Fund imposed by state securities laws or regulations thereunder, as these limitations may be raised or lowered from time to time, the Administrator shall waive or reimburse that portion of the Fund's excess expenses, derived by multiplying the excess by a fraction, the numerator of which shall be the percentage at which the excess portion attributable to the fee payable pursuant to this agreement is calculated under paragraph 6 hereof, and the denominator of which shall be the sum of such percentage plus the percentage at which the excess portion attributable to any fee payable pursuant to the investment advisory contract of the Fund is calculated (the "Applicable Ratio"), but only to the extent of the fee hereunder for the fiscal year. If the fees payable under this agreement and/or the





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Fund's investment advisory contract to such excess portion are calculated at more than one percentage rate, the Applicable Ratio shall be calculated separately on the basis of, and applied separately to, the portions of the fees calculated at the different rates. At the end of each month of the Company's fiscal year, the Company shall review each Fund's includable expenses accrued during that fiscal year to the end of that period and shall estimate the Fund's includable expenses for the balance of that fiscal year. If as a result of that review and estimation it appears likely that a Fund's includable expenses will exceed the limitations referred to in this paragraph 7 for a fiscal year, the monthly fee set forth in paragraph 6 payable to the Administrator with respect to a Fund for such month shall be reduced, subject to a later adjustment, by an amount equal to the Applicable Ratio times the pro rata portion (prorated on the basis of the remaining months of the fiscal year, including the month just ended) of the amount by which the includable expenses for the fiscal year are expected to exceed the limitations provided for in this paragraph 7. For purposes of computing the excess, if any, over the most restrictive applicable expense limitation, the value of a Fund's net assets shall be computed in the manner specified in the last sentence of paragraph 6, and any reimbursements required to be made by the Administrator shall be made once a year promptly after the end of the Company's fiscal year.


          8. This agreement shall become effective on its execution date and shall thereafter continue in effect for a period of no less than three years. Thereafter, this agreement may be terminated at any time, without the payment of any penalty, by the Company by vote of a majority of a Fund's outstanding voting securities (as defined in the Act) or by vote of a majority of the Company's Board of Directors on 60 days' written notice to the Administrator, or by the Administrator on 60 days' written notice to the Company.

          9. Except to the extent necessary to perform the Administrator's obligations under this agreement, nothing herein shall be deemed to limit or restrict the right of the Administrator, or any affiliate of the Administrator, or any employee of the Administrator to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

          10. This agreement shall be governed by and construed in accordance with the laws of the State of Arkansas without giving effect to the choice of law provisions thereof.





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          If the foregoing correctly sets forth the agreement between the
Company and the Administrator, please so indicate by signing and returning to the Company the enclosed copy hereof.

                                      Very truly yours,

                                      STAGECOACH FUNDS, INC.,
                                      on behalf of each of the Funds listed on
                                      Schedule 1



                                      By:  /s/Richard H. Blank, Jr.
                                           -------------------------------
                                           Name:  Richard H. Blank, Jr.
                                           Title: Chief Operating Officer,
                                                  Secretary and Treasurer


ACCEPTED as of the date
set forth above:

STEPHENS INC.


By:  /s/Richard H. Blank,Jr.
     ---------------------------
    Name:  Richard H. Blank, Jr.
    Title:  Vice President





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                                   SCHEDULE 1

                                 List of Funds


Arizona Tax-Free Fund
Balanced Fund
California Tax-Free Money Market Trust
Equity Value Fund
Government Money Market Mutual Fund
Intermediate Bond Fund
Money Market Trust
National Tax-Free Fund
Oregon Tax-Free Fund
Prime Money Market Mutual Fund
Treasury Money Market Mutual Fund


Approved:  April 25, 1996
Approved as Amended: October 24, 1996





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